Exhibit 21

Subsidiaries of Registrant

AMEREX Companies, Inc., an Oklahoma corporation

Waste Express, Inc., a Missouri corporation

Amerex Acquisition Corp., an Oklahoma corporation

{00023653.DOC.1}